Exhibit 5.1

May 31, 2024	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105-2669 +1-415-773-5700 orrick.com

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Ladies and Gentlemen:

We have acted as counsel to Getaround, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of an aggregate of up to 5,581,093 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “common stock”), comprising (i) up to 4,650,911 shares of common stock reserved for issuance pursuant to the Getaround, Inc. 2022 Equity Incentive Plan (the “EIP”) and (ii) up to 930,182 shares of common stock reserved for issuance pursuant to the Getaround, Inc. 2022 Employee Stock Purchase Plan (the “ESPP” and, together with the EIP, the “Plans”). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the issuance and sale of the Shares to be issued under the Plans.

In connection with rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company, as amended and restated through the date hereof; (iii) the Amended and Restated Bylaws of the Company, as amended and restated through the date hereof; (iv) the Plans; and (v) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinions set forth below.

In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plans have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

Getaround, Inc.

May 31, 2024

Our opinions herein are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP